June 29, 2005




Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We previously served as principal independent accountants for Equipointe Funds (Equipointe). On May 12, 2005, we notified Equipointe that we would not issue any additional engagement letters to provide independent accounting services. We have read Equipointe's statements included under Subitem 77K on Form N-SAR dated June 29, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Equipointe's statement that the audit committee of the board of directors approved the appointment of and has engaged Briggs, Bunting
& Dougherty, LLP (BBD). Additionally, we are not in the position to agree or disagree with Equipointe's statement that during the period from inception through the date of this letter, neither Equipointe nor anyone acting on its behalf consulted with BBD regarding any of the matters or events set forth in Item 304 of Regulation S-K.

Very truly yours,


/s/ BKD, LLP